Chang G. Park, CPA, Ph. D.

2667 CAMINO DEL RIO SOUTH PLAZA B / SAN DIEGO / CALIFORNIA 92126-3707

TELEPHONE (858)722-5953 / FAX (858) 761-0341 / FAX (858) 433-2979

E-MAIL changgpark@gmail[dot]com

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Virtual Closet, Inc.

We have reviewed the accompanying balance sheets of Virtual Closet, Inc. (A Development Stage “Company”) as of December 31, 2009, and the related statements of operations, and cash flows for the three months ended December 31, 2009; and for the period from July 22, 2008 (inception) through December 31, 2009. These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Because of the Company’s current status and limited operations there is substantial doubt about its ability to continue as a going concern. Management’s plans in regard to its current status are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Chang G. Park

Chang G. Park, CPA

February 1, 2010

San Diego, California

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board